CONTRACT OF SALE

        This CONTRACT (“Contract”) is made and entered into as of the  24 th day of December 2008 (“Effective Date”) by and between

        (i)       NTS/LAKE FOREST II RESIDENTIAL CORPORATION, a Kentucky corporation, with mailing address at 10172 Linn Station Road, Louisville, Kentucky 40223

                                                                                                                                                                                                                                      (“Seller”)

and

        (ii)       LF LAND COMPANY, LLC, a Kentucky limited liability company, with mailing address at 10172 Linn Station Road, Louisville, Kentucky 40223

                                                                                                                                                                                                                                      (“Buyer”)

RECITALS

        A.        Seller is the owner in fee simple of certain real property located in Jefferson County, Kentucky, more particularly described herein.

        B.        Seller desires to sell, transfer and convey the real property, and Buyer desires to purchase the real property, and any and all improvements located thereon, pursuant to the terms and conditions contained in this Contract.

        NOW, THEREFORE, in consideration of the mutual representations, benefits and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer covenant and agree as follows:

TERMS AND CONDITIONS

        1.       The Property. The real property contains approximately 14.089 acres located at the corner of Old Henry Road and Arnold Palmer Boulevard in Louisville, Jefferson County, Kentucky, and being more particularly described on Exhibit A attached hereto and made a part hereof, together with any and all improvements now existing or hereafter located thereon and all rights, privileges and appurtenances belonging thereto (the “Property”).

        2.       Terms of Sale.

                (a)       Purchase Price. The purchase price for the Property is ONE MILLION SIX HUNDRED SIXTY THOUSAND DOLLARS ($1,660,000) (the “Purchase Price”), and shall be paid by Buyer to Seller on the Closing Date by wire or electronic bank transfer of immediately available federal funds to such account or accounts as are designated by Seller.

                (b)       Deposit. Within three (3) business days after the Effective Date of this Contract, Buyer shall deposit with LandAmerica/Commonwealth Land Title Insurance Company (“Escrow Agent”) the sum of Five Thousand DOLLARS ($5,000.00) (the “Deposit”), which shall be credited to Buyer against the Purchase Price due at the closing or otherwise held and disbursed by Escrow Agent pursuant to the terms, covenants and conditions of this Contract. Upon receipt of the Deposit, Escrow Agent shall invest the Deposit in such manner as instructed by Buyer but at all times in an institution insured by the Federal Deposit Insurance Corporation. All interest earned on the Deposit shall be deemed a part of the Deposit and shall be disbursed or credited in the same manner as the Deposit pursuant to the terms, covenants and conditions of this Contract. For purposes of reporting to the IRS the interest income earned on the Deposit, the federal tax identification number of Buyer is 26-3933721 and the federal tax identification number of Seller is 61-1143776. If required by Escrow Agent, Buyer and Seller shall each execute an Escrow Agreement in such form and substance as may be reasonably requested by Escrow Agent. The fees of Escrow Agent, if any, shall be shared equally by Buyer and Seller.

        3.       Closing; Closing Adjustments and Costs; Closing Documents.

                (a)       Closing Date. The closing shall be held on a date to be selected by Buyer and approved by Seller, which date shall be on or before 30 days after the Effective Date of this Contract (the “Closing Date”). If the closing does not occur on the Closing Date for any reason other than Buyer’s default, then Buyer may, at its option and in addition to all other rights and remedies Buyer may have, terminate this Contract, whereupon Escrow Agent shall return the Deposit in its entirety to Buyer and thereafter neither party will have any further obligations hereunder. If the Closing Date falls on a Saturday, Sunday or nationally recognized business holiday, then the next following business day shall be deemed the Closing Date.

                (b)       Closing Time and Place. The closing shall be held on the Closing Date at 10:00 a.m. at the offices of Buyer, 10172 Linn Station Road, Louisville, Kentucky 40223 or at such other time and place as is mutually agreed upon by Buyer and Seller.

                (c)       Closing Costs. Buyer shall pay the recording fee for the deed, and all title examination fees and title insurance premiums necessary to provide Buyer with an owner’s policy of title insurance and Buyer’s lender with a loan policy of title insurance. Seller shall pay for preparation of the deed and the transfer tax on the deed. Buyer and Seller shall each be responsible for the payment of their own attorneys’ fees and expenses.

                (d)       Special Warranty Deed. On the Closing Date, Seller shall convey to Buyer an unencumbered, marketable fee simple title to the Property by recordable deed of Special Warranty, such that any national title insurance company shall insure Buyer by American Land Title Association (“ALTA”) owner’s policy of title insurance and Buyer’s lender by ALTA loan policy of title insurance, without each and every standard title policy exception, and free and clear of all liens and encumbrances, except (i) governmental laws, ordinances and regulations affecting the Property, (ii) liens for real property taxes and assessments due and payable in the year of closing and thereafter, which Buyer assumes and agrees to pay, and (iii) such easements, restrictions and stipulations of record as to the use and improvement of the Property as Buyer approves.

                (e)       Real Property Taxes. All real property ad valorem taxes, and assessments against or on the Property, due and payable in the year of closing, shall be prorated between Seller and Buyer as of the Closing Date on a calendar year or fiscal year basis, whichever is appropriate.

                (f)       Affidavit of Title. On the Closing Date, Seller shall deliver to Buyer an affidavit of title sufficient to allow the title insurance company of Buyer and Buyer’s lender to insure against any and all mechanics’ liens and materialmen’s liens, and rights of all parties, other than Buyer and Seller, to possession of all or any part of the Property.

                (g)       Non-Foreign Status Certification. On the Closing Date, Seller shall deliver to Buyer a non-foreign status certification as required by Section 1445 of the Internal Revenue Code of 1986, as amended.

                (h)        Corporate Authority. On the Closing Date, Seller shall deliver to Buyer certified corporate resolutions evidencing authorization of the transactions contemplated by this Contract.

        4.       Possession. Exclusive possession of the Property shall be delivered to Buyer on the Closing Date.

        5.       Tests, Engineering Studies and Inspections. Buyer and any agent or representative of Buyer shall have the right, at any time after the date of this Contract and at the sole cost and expense of Buyer, to enter the Property for any purpose, including, without limitation, making surveys, taking borings of the soil, completing a Phase I environmental report and inspecting the real property. Buyer shall indemnify and hold Seller harmless from and against all claims, demands, suits, assertions, causes of action and expenses, including, without limitation, attorney’s fees, arising out of the inspection, testing and other activities of Buyer, and the agents and representatives of Buyer at or related to the Property.

        6.       Representations and Warranties of Seller and Buyer.

                (a)        Seller represents and warrants to Buyer (which representations and warranties shall survive the closing and delivery of the Deed) that:

                        (i)        Seller possesses full right, power and authority to execute, deliver and perform this Contract, and when executed all parties possessing an interest in the Property shall be lawfully bound pursuant to the terms, covenants and conditions of this Contract.

                        (ii)        Seller has and will have on the Closing Date fee simple title to the Property, subject only to the matters set forth in Paragraph 3(d), and Seller has full right and power to convey the Property to Buyer.

                        (iii)        No lease affects all or any part of the Property and no person(s) occupies all or any part of the Property.

                        (iv)        No action, suit or proceeding is pending or, to the best of Seller’s knowledge, threatened before or by any judicial body or any governmental agency or authority, against or affecting all or any part of the Property.

                        (v)        No eminent domain or similar condemnation proceeding affecting all or any part of the Property is now pending or, to the best of Seller’s knowledge, threatened.

                        (vi)        No outstanding option to purchase or contract of sale exists with respect to all or any part of the Property, except for this Contract.

                        (vii)        To the best of Seller’s knowledge and belief, no “hazardous substance” (as defined hereinafter) exists in, on or under the Property, and the Property has never been used as a landfill or dump site. Seller has not stored, generated, manufactured or disposed of any hazardous substance in, on or under the Property, and has not permitted the Property to be used for storage, generation, manufacturing or disposal of any hazardous substance. Seller does not know of any prior storage, generation, manufacturing or disposal of any hazardous substance in, on or under the Property, or the assertion of any environmental or other lien on the Property by any governmental agency, authority or instrumentality to secure the cost and expense of removing or neutralizing any hazardous substance stored, generated, manufactured or disposed in, on or under the Property. No underground storage tank is located on the Property. “Hazardous substance” shall mean any and all hazardous substances, toxic materials, pollutants, contaminants, hazardous or toxic wastes defined in any federal, state, county or municipal law, rule, regulation or ordinance.

                        (viii)        No assessment (general or special) exists or is pending as to all or any part of the Property.

                        (ix)        Seller shall use its best efforts to satisfy any objections to title which Buyer may have as a result of the title examination obtained by Buyer pursuant to Paragraph 7(a)(ii) hereof or any survey objections which Buyer may have pursuant to Paragraph 8 hereof, provided, however, any objections to title which may be cured by the payment of money shall be satisfied by Seller on the Closing Date by use of the Purchase Price or other funds of Seller.

                (b)        Buyer represents and warrants to Seller that:

                        (i)        Buyer is a limited liability company duly organized and validly existing under the laws of, and in good standing with, the Commonwealth of Kentucky; and

                        (ii)        Buyer possesses full right, power and authority to execute, deliver and perform this Contract and, when executed, shall be lawfully bound pursuant to the terms, covenants and conditions of this Contract.

        7.      Conditions Precedent.

                (a)        The duties and obligations of Buyer under this Contract are expressly made subject to the following conditions precedent:

                        (i)        Buyer verifying that each and every representation and warranty of Seller contained in this Contract is true and complete as of the Closing Date, and Seller has complied with or performed all of its duties and obligations required by this Contract on or before the Closing Date.

                        (ii)        Buyer obtaining a satisfactory ALTA title commitment issued by a national title insurance company for an owner’s policy of title insurance and a loan policy of title insurance in accordance with Paragraph 3(d), and that title insurance company being prepared on the Closing Date to issue an owner’s policy of title insurance and a loan policy of title insurance pursuant to such title commitment expressly insuring against the claims of any person(s) in possession of all or any part of the Property and the claims of any mechanic or materialman, and without the survey exception.

                        (iii)        Buyer obtaining a satisfactory engineering evaluation of the Property, prepared by an engineer selected by Buyer, and which states that the Property can be used and developed by Buyer as intended.

                        (iv)        Buyer obtaining a satisfactory survey and legal description of the Property pursuant to Paragraph 8 hereof.

                        (v)        Buyer verifying that no easement, deed restriction, subdivision restriction or regulation of any lawful governmental agency, authority or instrumentality having jurisdiction over the Property exists which will adversely affect or impair Buyer’s intended use of the Property.

                        (vi)        Buyer verifying that no mechanic’s lien, materialman’s lien or lis pendens action affects the Property, and that all taxes, sewer, water and other utility bills are paid in full.

                        (vii)        Buyer verifying that all utilities necessary to service the Property for the Buyer’s intended use, including, without limitation, gas, water, electric, cable television, telephone, drainage, storm sewer and sanitary sewer, are available to a Property line or in an easement or right-of-way adjacent thereto, and if necessary, Buyer’s obtaining all off-site easements, permits and approvals necessary to provide utility service to the Property.

                        (viii)        Buyer verifying that adequate access exists to the Property from and over any and all roads, streets, lanes and highways adjacent to or adjoining the Property.

                        (ix)        Buyer determining, to the sole and complete satisfaction of Buyer, that (A) the Property was not used for the storage, generation, manufacturing or disposal of any hazardous substance, (B) the Property was never used as a landfill or dump site, (C) no hazardous substance is located in, on or under the Property, and (D) no underground storage tank is located on the Property.

                        (x)        Buyer verifying that the Property is not located in a flood hazard area as designated by any governmental agency, authority or instrumentality.

                        (xi)        Seller’s payment of each and every assessment (general or special) existing or pending as to all or any part of the Property.

                        (xii)        Buyer verifying that any hazardous substance located on the Property is removed by Seller in accordance with any ordinance, rule or regulation of any governmental agency, authority or instrumentality having jurisdiction over such removal from the Property.

                        (xiii)        Buyer obtaining, at the sole cost and expense of Buyer, a satisfactory geotechnical report, prepared by an engineer selected by Buyer, and which states that the Property can be used and developed by Buyer as intended.

                        (xiv)        Buyer obtaining, at the sole cost and expense of Buyer, an appraisal of the Property satisfactory to Buyer and its lender.

                (b)        If all of the foregoing conditions precedent, are not either met to the sole satisfaction of Buyer or expressly waived in writing by Buyer within twenty (20) days after the Effective Date of this Contract (the “Inspection Period”), then Buyer may terminate this Contract by written notice thereof to Seller, whereupon Escrow Agent shall return the Deposit in its entirety to Buyer, and thereafter neither party will have any further obligations hereunder. All inspections conducted by Buyer, and any reports generated thereby, are the sole property of Buyer. In the event that Buyer terminates this Contract during the Inspection Period, Buyer, with such notice, shall provide Seller with a copy of any survey and any Phase I environmental assessment, each with respect to the Property, obtained by Buyer during the Inspection Period, but Buyer shall be under no obligation to have any such reports certified to Seller for its use.

                (c)        Buyer and Seller mutually represent and warrant to the other that they shall use their best efforts and reasonable diligence to satisfy all of the foregoing conditions precedent within the time periods specified.

        8.       Survey.

                (a)        Buyer may, at the sole cost and expense of Buyer, obtain an accurate survey of the Property prepared by a registered land surveyor licensed by the Commonwealth of Kentucky (i) showing the boundaries of the Property and the locations of all easements, rights-of-way, curb cuts, structures and other improvements, encroachments, overlaps, bodies of water, officially designated flood hazard areas, nearest public street or highway, public utilities, and building set-back lines on, under or affecting the Property, if any, (ii) showing the adjoining property owners, (iii) staking the corners of the Property with permanent iron stakes, (iv) containing a complete legal description of the Property, (v) certifying the exact acreage of the Property, exclusive of any portion used or dedicated for public rights-of-way, and (vi) stating whether all or any part of the Property lies within a flood hazard area.

                (b)        If the survey (i) shows any encroachment or overlap affecting the Property, (ii) does not show the Property to be contiguous along all boundaries which are common to the Property, (iii) shows any easement which would affect the intended use and development of the Property by Buyer, or (iv) shows a variance in acreage of five percent or more from that stated in Paragraph 1 of this Contract, then Buyer, in its sole discretion, may terminate this Contract whereupon Escrow Agent shall return the Deposit in its entirety to Buyer, and thereafter neither party will have any further obligations hereunder except for the indemnifications set forth herein.

        9.       Risk of Loss. All risk of loss with respect to the Property shall remain with Seller until the closing and delivery of the deed to Buyer.

        10.       Casualty and Condemnation. If at any time prior to the Closing Date, all or any part of the Property is damaged by fire or other casualty, taken or appropriated by virtue of eminent domain or similar proceedings, or is condemned for any public or quasi-public use, then Buyer may terminate this Contract whereupon Escrow Agent shall return the Deposit in its entirety to Buyer and thereafter neither party will have any further obligations hereunder. If Buyer terminates this Contract, then Seller shall be entitled to receive all insurance proceeds or condemnation proceeds payable for that portion of the Property damaged or taken. If Buyer elects to maintain this Contract in full force and effect, then (i) Buyer shall be entitled to receive all insurance proceeds or condemnation proceeds payable for that portion of the Property damaged or taken, and Seller shall execute such assignments or other instruments as are necessary to transfer such proceeds to Buyer, and (ii) if all or any portion of the insurance proceeds or condemnation proceeds have been paid to Seller, then Buyer shall receive a credit against the Purchase Price equal to the amount of the insurance proceeds or condemnation proceeds actually paid to Seller with any remaining proceeds to be transferred to Buyer at Closing.

        11.       Default. If, following the Effective Date of this Contract, either party defaults in the performance of its duties or obligations under this Contract and such default has not been cured within fifteen (15) days following receipt of written notice specifying the nature of the default, then:

                (a)        if Buyer is the party in default, Seller may terminate this Contract whereupon Escrow Agent shall pay the Deposit in its entirety to Seller as liquidated damages (and not as a penalty), and thereafter neither party will have any further obligations hereunder nor shall either party have any further remedies under the Contract or pursue any other remedy available at law, in equity or by statute; and

                (b)        if Seller is the party in default, Buyer may (i) terminate this Contract whereupon Escrow Agent shall return the Deposit in its entirety to Buyer, or (ii) pursue the right of specific performance against Seller.

        12.       Notice.

                (a)       Delivery. Any notice or consent authorized or required by this Contract shall be in writing and (i) delivered personally, (ii) sent postage prepaid by certified mail or registered mail, return receipt requested, or (iii) sent by a nationally recognized overnight carrier that guarantees next day delivery, directed to the other party at the address set forth in this Paragraph 12 or such other parties or addresses as may be designated by either Buyer or Sellers by notice given from time to time in accordance with this Paragraph 12:

To Buyer: Attention:	LF Land Company, LLC 10172 Linn Station Road Louisville, Kentucky 40223 Brian F. Lavin

With copy to:	Rosann D. Tafel, Esq. NTS Development Company 10172 Linn Station Road Louisville, Kentucky 40223

To Seller: Attention:	NTS/Lake Forest II Residential Corporation 10172 Linn Station Road Louisville, Kentucky 40223 Neil A. Mitchell

With copy to:	Allan T. Slagel, Esq. Shefsky & Froelich Ltd. 111 East Wacker Drive Suite 2800 Chicago, Illinois 60601

                (b)       Receipt. A notice or consent given in accordance with this Paragraph 12 shall be deemed received (i) upon delivering it in person, (ii) three days after depositing it in an office of the United States Postal Service or any successor governmental agency, or (iii) one day after giving it to a nationally recognized overnight carrier.

        13.       Real Estate Commission. Seller and Buyer represent to each other that they have dealt with no broker or other person in connection with the sale of the Property in any manner which might give rise to any claim for commission. Seller represents and warrants to Buyer that no broker or person is entitled to receive any broker’s commissions, finder’s fees, or similar compensation from Seller or Buyer in connection with any aspect of the transaction contemplated herein. It is agreed that if any claims for brokerage commissions or fees are ever made against Seller or Buyer in connection with this transaction, all such claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such claim, and said party who is responsible shall indemnify and hold the other party harmless against any claim for brokerage or finder’s fees, or other like payment based in any way upon agreements, arrangements, or understandings made or claimed to have been made by Seller or Buyer with any third person. This provision shall survive the Closing or other termination of this Contract.

        14.       Benefit and Binding Effect. This Contract shall be binding upon, and shall inure to the benefit of, the parties hereto, their respective heirs, legal representatives, successors and assigns.

        15.       Joint and Several Liability. In the event that more than one individual, firm, corporation, partnership or other entity execute this Contract on behalf of any party hereto, then the terms, covenants and conditions contained herein shall be applicable to and binding upon each signatory, jointly and severally.

        16.       Survival of Covenants. Except for those terms, covenants and conditions which have been fully performed prior to the Closing Date, the terms, covenants, conditions, representations and warranties contained in this Contract shall survive the closing and delivery of the deed.

        17.       Time of the Essence. Time is of the essence for this Contract.

        18.       Governing Law. This Contract shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

        19.       Entire Agreement. This Contract contains the entire agreement between the parties hereto with respect to the matters to which it pertains, and may be amended only by written agreement signed by both Buyer and Seller.

        20.       Headings. The paragraph headings used herein are for convenience purposes only and do not constitute matters to be construed in interpreting this Contract.

        21.       Drafting. This Contract was drafted by Buyer for convenience purposes only, and shall not be construed for or against Buyer on such basis.

        22.       Assignment. Buyer may assign this Contract to any affiliate of Buyer, without the consent of Seller, but any other assignment shall be subject to Seller’s prior written consent.

        23.       Invalid, Illegal or Unenforceable Provision. If any term, covenant or condition contained in this Contract is deemed to be invalid, illegal or unenforceable, then the rights and obligations of the parties hereto shall be construed and enforced with that term, covenant or condition limited so as to make it valid, legal or enforceable to the greatest extent allowed by law, or, if it is totally invalid, illegal or unenforceable, then as if this Contract did not contain that particular term, covenant or condition.

        24.       Memorandum of Contract. This Contract shall not be recorded, but the parties hereto shall, upon the request of either party hereto, execute, acknowledge and deliver at any time after the date hereof, a memorandum of this Contract.

        25.       Execution. This Contract may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, but such counterparts together shall constitute only one agreement.

        26.       Covenant of Buyer. In the event Buyer sells, transfers or conveys the Property (other than to an affiliate of Buyer or pursuant to a mortgage or similar lien instrument) within thirty-six (36) months after the effective date of the dissolution (the “Dissolution”) of NTS Mortgage Income Fund (the “MIF”) and the gross sales price to be received by Buyer for the Property (as evidenced by the purchase and sale agreement and closing statement) is in excess of fifteen percent (15%) greater than the Purchase Price hereunder (the “Incremental Proceeds”) then Buyer shall, at the time of the closing of such sale, pay to Seller, in immediately available federal funds, an amount equal to twenty percent (20%) of the Incremental Proceeds from such sale. Buyer’s obligation under this Paragraph 26 shall automatically terminate and expire upon the last day of the thirty-sixth (36th) month after Dissolution of MIF. Furthermore, in the event MIF completes or otherwise terminates its liquidation proceedings following Dissolution but prior to the expiration of such 36 month period, Buyer’s obligations under this Paragraph 26 shall automatically terminate on the effective date of such completion or other termination of liquidation. The provisions contained in this Paragraph 26 shall survive the Closing and delivery of the Deed for the period of time expressly set forth herein.

(SIGNATURES APPEAR ON FOLLOWING PAGE)

        IN WITNESS WHEREOF, Seller and Buyer have executed this Contract as of the Effective Date as defined herein.

SELLER: NTS/LAKE FOREST II RESIDENTIAL CORPORATION, a Kentucky corporation By: /s/ Brian F. Lavin —————————————— Title: President Date: 12/24/2008

BUYER: LF LAND COMPANY, LLC, a Kentucky limited liability company By: /s/ Gregory A. Wells —————————————— Title: Executive Vice President Date: 12/24/2008